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                                                                    EXHIBIT 4.8


                         WARRANT EXERCISE FEE AGREEMENT


         AGREEMENT dated as of the ______ day of _____________, 1999, by and among Schneider Securities, Inc. ("Schneider"), Multi-Link Telecommunications, Inc. (the "Company") and American Securities Transfer & Trust, Inc. (the "Warrant Agent").

                              W I T N E S S E T H:

         WHEREAS, in connection with a public offering of 1,2000,000 Units (or up to 1,380,000 Units including the over-allotment option), the Company proposes to issue, in accordance with an agreement dated as of , 1999, by and between the Company and the Warrant Agent (the "Warrant Agreement"), Warrants to purchase shares of Common Stock; and

         WHEREAS, the parties hereto wish to provide Schneider, a member of the National Association of Securities Dealers, Inc. ("NASD"), with certain rights on an exclusive basis in connection with the exercise of the Warrants.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

         SECTION 1. DESCRIPTION OF THE WARRANTS. The Company's Warrants may be exercised on or after , 1999 and expire at 5:00 p.m. Colorado time on , 2002 (the "Expiration Date"), subject to redemption rights commencing on or after , 2000. In accordance with the provisions of the Warrant Agreement, the holder of each Warrant shall have the right to purchase from the Company, and the Company shall issue and sell to such holders of Warrants, one fully paid and non-assessable share of the Company's Common Stock for every two Warrants exercised at an exercise price of $9.00 per share (the "Exercise Price"), subject to adjustment as provided in the Warrant Agreement.

         SECTION 2. NOTIFICATION OF EXERCISE. Within ten (10) days of the last day of each month commencing one year from the date of the Company's Prospectus, the Warrant Agent or the Company will notify Schneider of each Warrant certificate which has been properly completed and delivered for exercise by holders of Warrants during each such month, the determination of the proper completion to be in the sole and absolute reasonable discretion of the Company and the Warrant Agent. The Company or the Warrant Agent will provide Schneider with such information, in connection with the exercise of each Warrant, as Schneider shall reasonably request.

         SECTION 3. PAYMENT TO SCHNEIDER. The Company hereby agrees to pay to Schneider an amount equal to five (5%) percent of the exercise price (i.e. ,$.45 per share based on the initial Exercise Price of the Warrants which is $9.00 per share) for each Warrant exercised (the "Exercise Fee") a portion of which may be allowed by Schneider to the dealer who solicited the exercise (which may also be Schneider) provided that:

                  (a) such Warrant is exercised on or after , 2000, which is one year from the effective date of the Company's Registration Statement;

                  (b) at the time of exercise, the market price of the Company's Common Stock is higher than the applicable Exercise Price of the Warrant being exercised;

                  (c) the holders of Warrants being exercised have specifically indicated in writing, either in the Form of Election contained on the specimen Warrant Certificate or by written documents signed and dated by the holders that the exercise of such Warrants was solicited by Schneider or another member of the NASD; and

                  (d) Schneider and/or the member of the NASD which solicited the exercise of Warrants delivers a certificate to the Company within five (5) business days of receipt of information relating to such exercised Warrants from the Company or the Warrant Agent in the form attached hereto as Exhibit A, stating that:


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                           (1) The Warrants exercised were not held in a
                  discretionary account;

                           (2) The member which solicited the exercise of
                  Warrants did not (unless granted an exemption by the Securities and Exchange Commission ("the Commission") from the provisions thereof), within the applicable number of business days under Regulation M immediately preceding the date of exercise of the Warrant bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including the Warrants) or otherwise engage in any activity that would be prohibited by Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to a broker-dealer engaged in a distribution of the Company's securities; and

                           (3) In connection with the solicitation, it
                  disclosed the compensation it would receive upon exercise of the Warrant.

         SECTION 4. PAYMENT OF THE EXERCISE FEE. The Company hereby agrees to pay over to Schneider within two (2) business days after receipt by the Company of the certificate described in Section 3(d) above, the Exercise Fee out of the proceeds it received from the applicable Exercise Price paid for the Warrants to which the certificate relates.

         SECTION 5. INSPECTION OF RECORDS. Schneider may at any time during business hours, at its expense, examine the records of the Company and the Warrant Agent which relate to the exercise of the Warrants.

         SECTION 6. TERMINATION. Schneider shall be entitled to terminate this Agreement prior to the exercise of all Warrants at any time upon five (5) business days' prior notice to the Company and the Warrant Agent. Notwithstanding any such termination notice, Schneider shall be entitled to receive an Exercise Fee for the exercise of any Warrant for which it has already delivered to the Company prior to any such termination the certificate required by Section 3(d) of this Agreement.

         SECTION 7. REPRESENTATIONS AND WARRANTIES OF SCHNEIDER. At the date of execution hereof and at the time of solicitation of exercise of Warrants, Schneider represents that it is, and will, (i) be registered as a broker-dealer under the Exchange Act, (ii) be a member in good standing of the NASD, and
(iii) maintain its registration, qualification and membership in full force and effect and in good standing throughout the term of this Agreement. Schneider acknowledges and agrees that it will not solicit the exercise of Warrants, or offer or sell the underlying Common Stock, in any state or jurisdiction except those in which the Common Stock underlying the Warrants has been qualified or qualification is not required. Further, Schneider agrees to comply with the laws of the states in which it may solicit exercise of the Warrants or in which the Common Stock underlying the Warrants may be offered or sold by it, with the applicable rules and regulations of the NASD, and will comply with federal laws including, but not limited to, the Securities Act of 1933, as amended (the "Act"), the Exchange Act and the rules and regulations of the Commission thereunder.

         SECTION 8. INDEMNIFICATION.

                  a. Subject to the conditions set forth below, the Company agrees to indemnify and hold harmless any and all statutory or designated underwriters (the "Underwriters"), the representative of the Underwriters, if any (the "Representative"), and each of their officers, directors, partners, employees, agents, and counsel, and each person, if any, who controls the Representative or any one of the Underwriters within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against


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         any and all loss, liability, claim, damage, and expense whatsoever
         (which shall include, for all purposes of this Section 8, but not be limited to, attorneys' fees and any and all expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any preliminary prospectus, the registration statement, or any post-effective amendment thereto, or the prospectus (as from time to time amended and supplemented), or any amendment or supplement thereto, relating to the offer or sale of Common Stock underlying the Warrants or the solicitation of exercise of the Warrants (such preliminary prospectus, registration statement, post-effective amendment or prospectus hereinafter collectively, the "Offering Documents") or (B) in any application or other document or communication (in this Section 8 collectively called an "application") in any jurisdiction in order to qualify the Common Stock and Warrants under the "blue sky" or securities laws thereof or filed with the Commission or any securities exchange; or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any breach of any representation, warranty, covenant, or agreement of the Company contained in this Agreement. The foregoing agreement to indemnify shall be in addition to any liability the Company may otherwise have, including liabilities arising under this Agreement; however, the Company shall have no liability under this Section 8 if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company as stated in Section 8(b) with respect to the Underwriters by or on behalf of the Underwriters expressly for inclusion in any of the Offering Documents, or in any application, as the case may be.

                  If any action is brought against the Underwriters, the Representative or any of their officers, directors, partners, employees, agents, or counsel, or any controlling persons of an Underwriter or the Representative (an "indemnified party") in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraph, such indemnified party or parties shall promptly notify the Company in writing of the institution of such action (but the failure so to notify shall not relieve the Company from any liability it may have other than pursuant to this Section 8(a)) and the Company shall promptly assume the defense of such action, including the employment of counsel (satisfactory to such indemnified party or parties) and payment of expenses. Such indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action or the Company shall not have promptly employed counsel satisfactory to such indemnified party or parties to have charge of the defense of such action or such indemnified party or parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other indemnified parties which are different from or additional to those available to the Company, in any of which events such fees and expenses shall be borne by the Company. Anything in this paragraph to the contrary notwithstanding, the Company shall not be liable for any settlement of any such claim or action effected without its written consent. The Company agrees promptly to notify the Underwriters and the Representative of the commencement of any litigation or proceedings against the Company or against any of its officers or directors in connection with the sale of the Common Stock underlying the Warrants, any Offering Documents, or any application.

                  b. The Underwriters agree to indemnify and hold harmless the Company, each director of the Company, each officer of the Company who shall have signed the Registration Statement, each other person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Underwriters in Section 8(a), but only with respect to statements or omissions, if any, made in any of the Offering Documents, or in any application, in reliance upon and in conformity with written information furnished to the Company as stated in this Section 8(b) with respect to the Underwriters by or on behalf



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         of the Underwriters expressly for inclusion in any of the Offering
         Documents, or in any application, as the case may be; provided, however, that the obligation of the Underwriters to provide indemnity under the provisions of this Section 8(b) shall be limited to the amount which represents the product of the number of shares of Common Stock issued on exercise of Warrants and the Warrant Exercise Price. For all purposes of this Agreement, the amounts of the Exercise Fee set forth in the Offering Documents, the information under "Plan of Distribution" and the identification of counsel to the Representative under "Legal Matters" constitute the only information furnished in writing by or on behalf of the Underwriters expressly for inclusion in any of the Offering Documents, or in any application, as the case may be. If any action shall be brought against the Company or any other person so indemnified based on any of the Offering Documents, or any application, and in respect of which indemnity may be sought against the Underwriters pursuant to this Section 8(b), the Underwriters shall have the rights and duties given to the Company, and the Company and each other person so indemnified shall have the rights and duties given to the indemnified parties, by the provisions of Section 8(a).

                  c. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this
         Section 8 is for any reason held to be unavailable to the Underwriters or the Company, then the Company shall contribute to the damages paid by the several Underwriters, and the several Underwriters shall contribute to the damages paid by the Company; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the sale of the Common Stock underlying the Warrants (taking into account the portion of the proceeds of the offering realized by each), the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate in the circumstances. The Company and the Underwriters agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the Underwriters were treated as one entity for such purpose). No Underwriter or person controlling such Underwriter shall be obligated to make contribution hereunder which in the aggregate exceeds the total Exercise Price of the Warrants, exercise of which was solicited by such Underwriter under this Agreement, less the aggregate amount of any damages which such Underwriter and its controlling persons have otherwise been required to pay in respect of the same or any substantially similar claim. The Underwriters' obligations to contribute hereunder are several in proportion to their respective underwriting obligations and not joint. For purposes of this Section, each person, if any, who controls an Underwriter within the meaning of Section 15 of the Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Offering Documents, and each person, if any, who controls the Company within the meaning of Section 15 of the Act, shall have the same rights to contribution as the Company. Anything in this Section 8(c) to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 8(c) is intended to supersede any right to contribution under the Act, the Exchange Act, or otherwise.

         SECTION 9. NOTICES. Any notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if sent by first class certified mail, return receipt requested, postage prepaid, addressed as follows:



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
         if to the Company:                 Shawn B. Stickle, President and Chief Operating Officer
                                            Nigel V. Alexander, Chief Executive Officer
                                            Multi-Link Telecommunications, Inc.
                                            811 Lincoln Street
                                            Fifth Floor
                                            Denver, Colorado 80203

         With a copy to:                    Thomas S. Smith, Esq.
                                            Smith McCullough, P.C.
                                            4643 South Ulster Street
                                            Suite 900
                                            Denver, Colorado 80237

         If to Schneider:                   Keith Koch, Director of Corporate Finance
                                            Schneider Securities, Inc.
                                            1120 Lincoln Street, Suite 900
                                            Denver, Colorado 80203

         With a copy to:                    Robert W. Walter, Esq.
                                            Berliner Zisser Walter & Gallegos, P.C.
                                            1700 Lincoln Street, Suite 4700
                                            Denver, Colorado 80203

         and if to the Warrant              Administrative Services
           Agent:                           American Securities Transfer & Trust, Inc.
                                            938 Quail Street, Suite 101
                                            Lakewood, Colorado 80215


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or such other address as such party shall have given notice to other parties hereto in accordance with this Section. All such notices or other communications shall be deemed given three (3) business days after mailing, as aforesaid.

         SECTION 10. SUPPLEMENTS AND AMENDMENTS. The Company, the Warrant Agent and Schneider may from time-to-time supplement or amend this Agreement by a written instrument signed by the party to be charged, without the approval of any holders of Warrants in order to cure any ambiguity or to correct or supplement any provisions contained herein or to make any other provisions in regard to matters or questions arising hereunder which the Company, the Warrant Agent and Schneider may deem necessary or desirable and which do not adversely affect the interest of the holders of Warrants.

         SECTION 11. ASSIGNMENT. This Agreement may not be assigned by any party without the express written approval of all other parties, except that Schneider may assign this Agreement to its successors, if any.

         SECTION 12. GOVERNING LAW. This Agreement will be deemed made under the laws of the State of Colorado with respect to matters of contract law and for all purposes shall be governed by and construed in accordance with the internal laws of said State, without regard to the conflicts of laws provisions thereof.

         SECTION 13. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and Schneider any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of, and be binding upon, the Company, the Warrant Agent and Schneider and their respective successors and permitted assigns.

         SECTION 14. DESCRIPTIVE HEADINGS. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meanings or construction of any of the provisions hereof.

         SECTION 15. SUPERSEDING AGREEMENT. This Agreement supersedes any and all prior agreements between the parties with respect to the subject matter hereof.

         SECTION 16. EXCLUSIVE AGREEMENT. It is understood that this Agreement is on an exclusive basis to solicit the exercise of the Warrants and that the Company shall not engage other broker-dealers to solicit the exercise of Warrants without the consent of Schneider.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                MULTI-LINK TELECOMMUNICATIONS, INC.



                                By:
                                   --------------------------------------------
                                     Nigel V. Alexander,
                                     Chief Executive Officer



                                By:
                                   --------------------------------------------
                                     Shawn B. Stickle,
                                     President and Chief Executive Officer


                                SCHNEIDER SECURITIES, INC.



                                By:
                                   --------------------------------------------
                                     Thomas Schneider, President


                                AMERICAN SECURITIES TRANSFER & TRUST, INC.


                                By:
                                   --------------------------------------------
                                     Gregory Tubbs, Senior Vice President

                                                                      EXHIBIT A


                                  CERTIFICATE




         The undersigned, being the _______________ of _________________________ (the "NASD Member") pursuant to Section 3(d) of the Warrant Exercise Fee Agreement relating to the exercise of Warrants dated , 1999 among Multi-Link Telecommunications, Inc. (the "Company"), Schneider Securities, Inc. and American Securities Transfer & Trust, Inc. (the "Warrant Agent") hereby certifies that:

         1. The Company or the Warrant Agent has notified the NASD Member that ____________ Warrants (as defined in the Agreement) have been exercised during
_______________.

         2. The exercise of _________ of such Warrants was solicited by the NASD Member.

         3. Such Warrants were not held in a discretionary account.

         4. The NASD Member did not, within _____ business days immediately preceding _______________, bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including Warrants) or otherwise engage in any activity that would be prohibited by Regulation M under the Securities Exchange Act of 1934, as amended, to one engaged in a distribution of the Company's securities.

         5. In connection with the solicitation of the exercise of the Warrants, the NASD Member disclosed to holders of the Warrants the compensation it will receive.


         DATED:
               -------------


                                         ------------------------------
                                                  (Firm Name)



                                         By:
                                            -----------------------------------

                                         Title:
                                               --------------------------------